Exhibit 99.1

AMERICAN APPAREL REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS

•	Fourth quarter 2007 net sales of $111.2 million up 48% over the fourth quarter of 2006; 2007 full-year net sales of $387.0 million, up 36% over 2006
•
Net income for the fourth quarter of 2007 of $3.0 million versus a loss of $1.5 million in the fourth quarter of 2006; net income for 2007 of $15.5 million, compared to a net loss of $1.6 million in 2006

•	Adjusted EBITDA for the fourth quarter of $13.3 million, up 56% over the fourth quarter of 2006; Adjusted EBITDA for 2007 of $58.6 million, up 83% over 2006
•	Fourth quarter retail same-store sales up 40%, and for the full year up 29%

March 17, 2008, Los Angeles, CA.  American Apparel, Inc. (Amex: APP) is pleased to report its financial results for the fourth quarter of 2007 and for the fiscal year ended December 31, 2007.

American Apparel reported unaudited consolidated net sales for the quarter ended December 31, 2007 of $111.2 million, a 48% increase over sales of $75.1 million for the quarter ended December 31, 2006. Retail sales increased 85% to $68.3 million for the fourth quarter of 2007 as compared to $37.0 million for the same period in 2006, with same-store sales for stores open at least 12 months rising 40%. Wholesale sales were $42.9 million for the 2007 fourth quarter as compared to $38.1 million for the 2006 fourth quarter, an increase of 13%. American Apparel ended the quarter with 182 stores, having added 19 net new stores in the period.

Net income for the fourth quarter of 2007 was $3.0 million, or $0.06 per diluted share. Net loss for the fourth quarter of 2006 was $1.5 million, or a loss of $0.03 per diluted share. The results for the fourth quarter of 2007 include the recognition of a deferred tax benefit of $6.2 million relating to the Company’s termination of its status as an S Corporation, which decreased the Company’s income tax provision for the period. Pro forma income, assuming American Apparel had not recognized the deferred tax benefit from the conversion from an S Corporation, would have resulted in net loss for the period of $1.6 million, or a loss of $0.03 per diluted share.

Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and certain adjustments and exclusions (“Adjusted EBITDA”) equaled $13.3 million for the fourth quarter ended December 31, 2007. This represents a 56% increase over Adjusted EBITDA of $8.5 million for the three months ended December 31, 2006. The non-cash and other adjustment items in the quarterly comparisons include deferred rent, litigation expenses, business combination expenses not qualifying for capitalization, one-time employee bonuses, workers compensation adjustments, and inventory obsolescence reserves. These adjustments totaled approximately $4.9 million for the three months ended December 31, 2007 as compared to approximately $3.4 million for the three months ended December 31, 2006.

Dov Charney, Chairman and Chief Executive Officer, stated: "I am very pleased by the growth in sales and profitability that American Apparel posted in 2007, our most successful year ever. So far, 2008 is shaping up to be a very strong year for American Apparel as well. In the past few weeks, we opened our first store in Australia, in Melbourne, and our first store in Belgium, in Antwerp. With fresh capital invested in the business, and a growing pipeline of signed leases, we intend to develop American Apparel into a preeminent, global retail brand."

For the full year ended December 31, 2007, American Apparel reported consolidated net sales of $387.0 million. This was a 36% increase over sales of $285.0 million for the year ended December 31, 2006. American Apparel’s retail sales for the year were $215.0 million, an increase of 60% over the $134.7 million for 2006. At December 31, 2007, American Apparel operated 182 stores as compared to 147 stores at December 31, 2006. Same-store sales for stores open longer than 12 months increased 29% for the year. Wholesale sales for the year ended December 31, 2007 were $172.0 million, a 15% increase over the $150.3 million for the year ended December 31, 2006.

Net income for the full year ended December 31, 2007 was $15.5 million, versus a loss of $1.5 million in 2006. Diluted earnings per share for 2007 was $0.31, versus a loss per share of $0.03 in 2006. For the year, without the deferred tax benefit from the conversion from an S Corporation, pro forma income would have been $9.5 million, or $0.19 per diluted share.

Adjusted EBITDA equaled $58.6 million for the year ended December 31, 2007. This represents an 83% increase over Adjusted EBITDA of $31.9 million for the year ended December 31, 2006. The non-cash and other adjustment totaled approximately $7.2 million for the year ended December 31, 2007 as compared to approximately $7.2 million for the year ended December 31, 2006.

Please refer to the tables attached to this press release:

•
Table A presents a calculation and reconciliation of consolidated net income to unaudited Adjusted EBITDA for American Apparel, Inc. and Subsidiaries for the quarters ended December 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2007 and 2006 (unaudited)

•	Table B presents the consolidated financial results of American Apparel for the quarters ended December 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2007 and 2006.

American Apparel also announced the results of its warrant redemption which concluded on March 7, 2008. Approximately 16.4 million warrants were outstanding as of the closing of the merger with Endeavor on December 12, 2007. Of the 16.4 million warrants that were exercised since the closing of the acquisition, including during the period of the warrant redemption which began on February 6, 2008, approximately 5.2 million were exercised using the cashless exercise option. The balance of approximately 10.9 million warrants were exercised by paying the cash exercise price of $6 per warrant. The remaining outstanding warrants as of March 7, 2008 were redeemed at a price of The total cash proceeds to the Company of all warrants exercised since the close of the merger was approximately $66.8 million, and the total number of new common shares issued, including those issued through the cashless exercise option, was approximately 13.5 million.

For 2008, the company plans to open between 40-45 net new stores. The company stated that it expects consolidated net sales for the year between $470 to $485 million. The company expects net income for the year of between $24 to $27 million, and diluted EPS of between $0.32 to $0.36 per share. The company expects EBITDA (unadjusted) for the year to be between $70 to $75 million. The company expects interest expense of approximately $15 million for the year, and depreciation and amortization of $15 million. Based on this, the company expects a provision of income taxes between $16 to $18 million. These estimates are before a one-time non-cash stock compensation expense of approximately $30 million for the year, resulting from our previously announced employee stock grant.

About American Apparel

American Apparel is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of February 29, 2007, American Apparel employed over 6,700 people and operated 184 retail stores in 13 countries, including the United States, Canada, Mexico, United Kingdom, France, Germany, Italy, the Netherlands, Sweden, Switzerland, Israel, Japan and South Korea. American Apparel also operates a leading wholesale business that supplies t-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://store.americanapparel.net.

Safe Harbor Statement

This press release, and other statements that American Apparel, Inc. may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include statements regarding, among other things, the company's future financial condition and results of operations and the company's prospects and strategies for future growth. In some cases, you can identify forward-looking statements by words or phrases such as "trend," "potential," "opportunity," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" and similar expressions.

Such forward-looking statements are based upon the current beliefs and expectations of American Apparel's management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements. American Apparel cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. The following factors, among others, could cause actual results to differ from those set forth in forward-looking statements: business conditions, including risks associated with foreign markets, international business and online retail operations, increases in materials or labor costs and employee matters; the company's relationships with its lenders and its ability to comply with the terms of its existing credit facilities; changing interpretations of generally accepted accounting principles; changes in the overall level of consumer spending; changes in preferences in apparel or the acceptance of the company's products and the company's ability to anticipate such changes; the performance of the company's products within the prevailing retail environment; availability of store locations at appropriate terms and our ability to open new stores and expand internationally; the possibility that the company's suppliers and manufacturers may not timely produce or deliver the company's products; financial non-performance by the company's customers, primarily in the wholesale business; inquiries and investigations and related litigation; continued compliance with U.S. and foreign government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which the company is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition, both domestic and foreign, from other apparel providers; changes in key personnel; costs as a result of operating as a public company; general economic conditions; increases in interest rates; geopolitical events and regulatory changes; as well as other relevant risks detailed in the other filings that the company makes with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Joseph Teklits/Jean Fontana
ICR
203-682-8200

TABLE A

American Apparel, Inc.
Calculation and Reconciliation of Consolidated Adjusted EBITDA
(in thousands of dollars)

The following table presents a calculation of the consolidated adjusted EBITDA of American Apparel and reconciliation to its net income, the most directly comparable GAAP financial measure, on a historical basis, for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$2,995	$(1,493)	$15,478	$(1,606)
Income taxes	(5,557)	387	(195)	1,574
Interest expense	4,387	3,235	17,541	11,812
Depreciation and amortization	4,013	2,562	13,306	10,904
Related-party management fee	2,582	434	5,302	2,045
EBITDA	$8,420	$5,124	$51,432	$24,729

Add-backs in non-cash or non-recurring items:
Deferred rent	$1,476	$476	$2,594	$2,094
Litigation expenses	759	70	930	1,120
Total add-backs	2,235	546	3,524	3,214
Adjusted EBITDA before exclusions	$10,655	$5,671	$54,956	$27,943

Exclusions allowed under terms of acquisition:
One-time employee bonus payments	$2,500	$-	$2,500	$-
Workers compensation adjustments	-	550	-	550
Reserve for inventory obsolescence	-	2,302	-	3,454
Business combination expenses not capitalized	174	-	1,153	-
Total exclusions	$2,674	$2,852	$3,653	$4,004
Adjusted EBITDA	$13,329	$8,523	$58,609	$31,947

TABLE B

American Apparel, Inc.
Selected Historical Consolidated Financial Information
(in thousands of dollars)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)
Consolidated Statements of Income:
Net sales	$111,190	$75,087	$387,044	$284,966
Cost of sales	50,663	34,399	171,571	139,330
Gross profit	60,527	40,688	215,473	145,636
Operating expenses	59,491	39,439	184,351	135,064
Income from operations	1,036	1,249	31,122	10,572
Interest expense	4,388	3,235	17,541	11,812
Foreign currency (gain) loss	(499)	(187)	(722)	(601)
Other expense (income)	(291)	(693)	(980)	(607)
Income (loss) before income taxes	(2,562)	(1,106)	15,283	(32)
Income tax (benefit) provision	(5,557)	387	(195)	1,574

Net income (loss)	$2,995	$(1,493)	$15,478	$(1,606)

Earnings per share-basic	$0.07	$(0.03)	$0.32	$(0.03)
Earnings per share-diluted	$0.06	$(0.03)	$0.31	$(0.03)

Pro forma information related to conversion To C Corporation for income tax purposes (unaudited):

Pro forma income	$(1,585)	$(583)	$9,457	$257

Earnings per share-basic	$(0.03)	$(0.01)	$0.19	$0.01
Earnings per share-diluted	$(0.03)	$(0.01)	$0.19	$0.01

	December 31,
	2007	2006
Consolidated Balance Sheet Data:
Total assets	$233,350	$163,056
Total current liabilities	150,720	67,221
Total long-term liabilities	20,809	82,862
Stockholders' equity	61,821	12,973

	Year Ended December 31,
	2007	2006
Other Cash Flow Data:
Cash Flow (used in) operations	$(5,439)	$7,670
Cash Flow used in investing activities	(23,795)	(16,890)
Cash Flow from financing activities	44,530	10,239
Effect on cash from exchange rates	215	168
Net change in cash	$15,512	$1,187